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EXHIBIT 26(d)(10)

OVERLOAN PROTECTION AGREEMENT

This agreement is a part of the policy to which it is attached and is subject to all its terms and conditions. Terms not defined in this agreement have the meaning given to them in the policy to which this agreement is attached. To the extent any of the provisions contained in this agreement are contrary to, or inconsistent with, those of the policy, the provisions of this agreement will control. This agreement is effective as of the original policy date of the policy unless a different effective date is shown on the policy data pages.

WHAT DOES THIS AGREEMENT PROVIDE?

This agreement provides that your policy will not terminate because of a policy loan even if the accumulation value is insufficient to cover policy charges. If all the conditions described in this agreement are satisfied, you may exercise this agreement and we will guarantee that your policy will not terminate.

WHAT CONDITIONS MUST BE MET IN ORDER TO EXERCISE THIS AGREEMENT?

(1)The death benefit qualification test on your policy must be the guideline premium test.

(2)Your policy must have the level death benefit option. If your policy does not have this death benefit option when you exercise the agreement, we will change your death benefit option to the level option.

(3)Your policy cannot be a modified endowment contract.

(4)The insured must be at least 75 years of age and less than 99 years of age.

(5)Your policy must have been in force for at least 15 years.

(6)The face amount of your policy must equal the minimum amount allowable under the Code. If the face amount is not equal to that minimum as of the date you exercise this agreement, we will reduce your face amount to be equal to the minimum amount allowable under the Code.

(7)The policy loan including any unpaid policy loan interest cannot exceed 99.9% of the accumulation value after the charge for this agreement is assessed.

(8)You will be required to terminate all agreements attached to your policy, except for any agreement that provides an irrevocable settlement option.

(9)The cumulative sum of all partial surrenders on your policy must be greater than or equal to the sum of premiums paid.

(10)We are not waiving premiums under the Waiver of Premium Agreement or waiving charges under the Waiver of Charges Agreement.

HOW MAY YOU EXERCISE THIS AGREEMENT?

If the above conditions are satisfied, you may exercise this agreement by sending us a written request prior to the end of the grace period.

If your policy is in the grace period, we will send you and any assignee of record, at the last known addresses, a written notice at least 31 days in advance of the end of the grace period notifying you of your right to exercise this agreement and the time frame for exercise. If you receive the notice less than 31 days before the end of the grace period you will have 30 days after receipt of the written notice to exercise the agreement.

If the agreement is exercised, the policy will not terminate because of a policy loan, when the policy's cash surrender value, or when applicable, the accumulation value less policy loan, is insufficient to cover the monthly policy charges. The policy will automatically become paid-up life insurance.

WHAT IS THE COST FOR THIS AGREEMENT?

When you exercise this agreement, we will assess a one-time charge against your accumulation value. The charge will not exceed the amount described on the policy data pages. There is no charge for this agreement if it is not exercised.

DOES THIS AGREEMENT PROVIDE ANY ACCUMULATION VALUE?

No.

WHAT IS THE EFFECTIVE DATE OF THE EXERCISE OF THIS AGREEMENT?

The exercise of this agreement will be effective on the first monthly policy anniversary on or following the day we approve your request to exercise this agreement.

ARE THERE ANY RESTRICTIONS ON THE ALLOCATION OF YOUR ACCUMULATION VALUE?

When you exercise this agreement and this agreement is attached to:

(1)a variable policy without indexed account options, we will transfer all of your separate account accumulation value to the guaranteed interest account.

(2)a variable policy with indexed account options, we will transfer all of your separate account accumulation value to the guaranteed interest account. However, any accumulation value that is in an indexed account segment that does not pay partial index credits, where the end of the segment term is after you exercise this agreement, will be transferred into the guaranteed interest account at the end of its segment term. Accumulation value that is in an indexed account segment that does pay

 ICC16-20081                               Minnesota Life Insurance Company 1

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   partial index credits will be transferred to the guaranteed interest account.

(3)an indexed policy, we will transfer your accumulation value that is in any indexed account segment that does not pay partial index credits, where the end of the segment term is after you exercise this agreement, into a fixed account at the end of its segment term. Accumulation value that is in an indexed account segment that does pay partial index credits will be transferred to a fixed account.

(4)a policy other than a variable or an indexed policy, we will not restrict the allocation of your accumulation value.

ARE THERE OTHER RESTRICTIONS THAT EXIST AFTER YOU EXERCISE THIS AGREEMENT?

After you exercise this agreement, you may not:

(1)request any new policy loans; or

(2)pay any additional premiums; or

(3)request any policy changes; or

(4)request any transfers of accumulation value.

Once the benefit is exercised, we will notify you of any changes to your policy.

WHEN WILL THIS AGREEMENT TERMINATE?

This agreement will terminate on:

(1)the date this policy is surrendered or otherwise terminates; or

(2)the date we receive your written request to cancel this agreement; or

(3)the date we approve your request to accelerate any death benefit.

MAY THIS AGREEMENT BE REINSTATED?

Yes. If your policy has been reinstated, this agreement will also be reinstated.

[ /s/ Gary R. Christensen                    /s/ Christopher M. Hilger
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Secretary                                    President]

 ICC16-20081                               Minnesota Life Insurance Company 2